10.5     Employment  Agreement  with  Graham  James  Bristow

                              EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the "Agreement") is made as of July 6th, 2005 by and between Island Residences Club, Inc a Delaware Corporation, ("Company"), Graham James Bristow, an individual and Australian and New Zealand citizen ("Executive").

                                     RECITAL

A. The Company is engaged in the business of developing and marketing of real estate projects with affiliated vacation rights in different locations worldwide (the "Business") and has need for personnel with experience in the management, administration, finance, operation and marketing of real estate projects.
B. The Executive is experienced in matters involving the operation and marketing of real estate projects and the operation of a vacation membership club.
C. The parties are willing to enter into the Agreement with respect to the Executive's employment and services upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

In consideration of the foregoing recitals and the premises herein contained, the parties agree as follows:

                                     I. TERM

Subject to the provisions of Section IV hereof, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company beginning on March 17th, 2005 ("Employment Date") and it shall continue in effect for a period of one year. Thereafter, the agreement shall be renewed upon mutual agreement of the Executive and the Company. The agreement and the Executive's employment may be terminated at the Company's discretion during the initial term, provided that the Company shall pay to the Executive an amount equal to payment at the Executive's base salary rate for six months. (The "Employment Term").

                                   II. DUTIES

II.0  GENERAL  DUTIES

The Executive shall serve as President and Chief Executive Officer (CEO) of Island Residences Club, Inc during the Employment Term.

The Executive, during the Employment Term, subject to the policies and directives of the Board of Directors of Company ("Board"), shall be responsible for the development of the business and its profitable operation to the benefits of the investors, members, shareholders, clients and customers and employees of Island Residences Club, Inc.

II.1  DEVOTION  OF  TIME  TO  COMPANY'S  BUSINESS

The Executive agrees during the Employment Term, to devote his/her best efforts, and his/her business time, to his/her employment with the Company, and to perform such duties a are specified in Section II.0 and such other duties consistent with Section II.0 as shall be reasonably requested by the Board. The Executive shall not, during the Executive's employment, engage in any activities that are detrimental to the business of the Company.

It is acknowledged that the Executive and/or entities controlled by the Executive is a major shareholder in the Company and that he is also a Commissioner and non-executive of PT Island Concepts Indonesia, Tbk an affiliate of the Company. The time devoted to these declared interests is not expected to adversely affect the Executive devotion of time to the Company's business.

                         III. COMPENSATION AND BENEFITS

As compensation for his/her services hereunder, during the Employment Term, the Executive shall, apart from prior authorized claimable expenses, receive compensation and benefits payable in stock at the times and in the installments consistent with Company's practices. The total Compensation & Benefits is Five Thousand (5,000) shares of common stock per month for a total during the Employment Term of Sixty Thousand (60,000) shares of common stock. Selling of the Stock shall be limited to provisions of a mutually acceptable agreement between the Executive and the Board or shall be redeemed by the Company in certain circumstances.

                                 IV. TERMINATION

IV.0  TERMINATION  FOR  CAUSE

The Company may terminate the Executive's employment under the Agreement, for "cause, due to any of the following acts or omission: (a) The Executive's breach of any statutory or common law fiduciary duty of loyalty to the Company; (b) The Executive's indictment for any felony, or for any crime or offense causing harm to the Company or any of its affiliates, or involving acts of theft, fraud, misappropriation of funds, embezzlement, moral turpitude or similar conduct; (c) any proven illegal act which materially and adversely affects the business of the Company or any of its affiliates; or (d) the Executive's breach of any material provision or covenant of the Agreement, or of any other agreements entered into in connection with the Agreement. If the Company terminates the Agreement for cause pursuant to the Section II.1, the Company shall have no further obligation or liability to the Executive.

IV.2  TERMINATION  FOR  DEATH  OR  DISABILITY

The Agreement and the Executive's employment hereunder shall terminate automatically upon (1) the Executive's death or (2) the date of determination by the Board that the Executive has a disability.

As used herein, "disability" shall mean any condition that qualifies as a disability under Company's long-term disability plan as in effect on the date of determination or which renders the Executive incapable of performing substantially all of the Executive's managerial and the Executive services hereunder for ninety (90) days or more in the aggregate during any one (1) year period, and which at any time after such (90) days the Board shall determine continues to render the Executive incapable of performing the Executive's managerial and the Executive services hereunder. If the Agreement is terminated because of the Executive's death or disability pursuant to the Section IV.0, the Company shall have no further obligation or liability to the Executive.

IV.3  NO  ADDITIONAL  PAYMENTS

Upon termination of the Executive's employment hereunder, the Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim for wrongful termination, including but not limited to claims under any federal, state or local human and civil rights or labor laws, excepts for any benefits which may be due to the Executive in the normal course under any Executive benefit plan or program of the Company which provides for benefits under the Agreement upon termination of employment will cease if the Executive breaches any provision of Section V below.

                            V. RESTRICTIVE COVENANTS

V.1  CONFIDENTIAL  AND  PROPRIETARY  INFORMATION

As an Executive of the Company, the Executive shall have access to certain Confidential and Proprietary Information (as defined below) concerning the Company and its Affiliates (as defined below). The Executive agrees that he will not, either directly or indirectly, disclose to any person or use any of the Confidential and Proprietary Information in any way during the Employment Term (except as required in the course of the performance of his/her duties to the Company) or after the expiration of the Employment Term. For purposes of the agreement, "Confidential and Proprietary Information" means any of the following information relating to the business of the Company that is not generally known to competitors, suppliers and customers of the Company: (i) any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of determination, been used by the Company; (ii) any information related to the development of products and systems; (iii) any information concerning proposed new products and systems; (iv) any information concerning customer/member lists and other customer/member information, vendor lists and information, price data, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans; and (v) any other information which would constitute a "Trade Secret" under the Uniform Trade Secrets Act.

For purposes of the Agreement, "Affiliate" means any corporation, company, partnership, joint venture, firm and/or other entity which controls, is controlled by or is under common control with the person with respect to which the term "Affiliated" is used. For purposes of the Agreement, "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof. "Control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) or the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities such as limited liability companies, partnerships or limited partnerships, either (c) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (d) the power to direct the management and policies of the non corporate entity.

V.2  INVENTIONS  AND  IMPROVEMENTS

The Executive agrees that he/she will assign to the Company, without further consideration, the exclusive rights and title to all inventions, discoveries, ideas, improvement, and other intellectual property made or acquired by the Executive during the Employment Term, whether alone or jointly with others. The Executive further agrees to execute any and all documents that are required in order to transfer or assign such property rights to the Company.

V.3  EQUITABLE  RELIEF

The Executive acknowledges and agrees that his/her services are of a special, unique and extraordinary value to the Company and its Affiliates and that damages alone may be an inadequate remedy for any breach of the Agreement. Accordingly, in the event of the breach by the Executive of any of the provisions of the Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of the Agreement.

                                  MISCELLANEOUS

VI.1  SEVERABILITY

Every provision of the Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

VI.2  NOTICE
Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, if to Company, to Graham Bristow, President and if to the Executive, to his office.
Notice shall be deemed received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the day it is sent if sent by overnight courier.

VI.3  ENTIRE  AGREEMENT

The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

VI.4  ARBITRATION

If a dispute arises relating to the terms and provisions of the Agreement or involves any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including, but not limited to race, sex, religion, national origin, age or handicap), claims for compensation or claims for violations of any federal, state, foreign or other governmental law, statute, regulation or ordinance, then either party may initiate arbitration proceedings in accordance with the Rules of the American Arbitration Association ("AAA"). Both parties hereby consent to such arbitration, and any arbitration award shall be final and binding. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than their legal counsel, accountants, and financial advisors or as required by law.

VI.5  REPRESENTATION

THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE AGREEMENT AND HAS CONSULTED WITH SUCH LEGAL COUNSEL.

VI.6  COUNTERPARTS

The Agreement may be executed in counterparts, all of which taken together will constitute one instrument.

VI.7  WAIVER

Either party's failure to enforce any provision or provisions of the Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of the Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

VI.8  BINDING  EFFECT

Except as otherwise provided in the Agreement, the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns.

The Executive shall not assign, convey, or otherwise transfer, voluntarily or by operation of law, to any person or entity, the Agreement or any interest herein without the prior written consent of the Company. Any attempt to do so without such consent shall be null and void.

IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first above written.


ISLAND  RESIDENCES  CLUB,  INC

By:  /s/  Bob  Bratadjaya
     --------------------
     Bob  Bratadjaya


THE  EXECUTIVE

By:  /s/  Graham  James  Bristow
     ---------------------------
     Graham  James  Bristow

Address:  P.O.  Box  1947,  Noosa  Heads
        Queensland  4567,  Austrailia